Exhibit 3.1       Restated Articles of Incorporation.


                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         CAPITAL DEVELOPMENT GROUP, INC.


         The undersigned person of the age of eighteen (18) years or more under the Oregon Business Corporation act adopts the following Restated Articles of Incorporation.

                                   ARTICLE I.

         The name of this Corporation is Capital Development Group, Inc. and its duration shall be perpetual.

                                   ARTICLE II.

         The purpose for which this Corporation is organized is to engage in any lawful activity for which the corporations may be organized under the Oregon Business Corporation Act.

                                  ARTICLE III.

3.1 Authorized Stock. The authorized stock of this Corporation shall consist of 31,000,000 shares of stock, divided into two classes as follows:

         3.1.1 Common Stock. One class shall be Common Stock and shall consist of 30,000,000 of the authorized shares, each share having a par value of $0.0001. Each share of Common Stock shall be entitled to one vote on each issue submitted to a vote of the shareholders and to one vote in each election of directors, in each case subject, nevertheless, to the rights, privileges, preferences and limitations of the shares of Preferred Stock outstanding from time to time.

         3.1.2 Preferred Stock. One class shall be Preferred Stock and shall consist of 1,000,000 of the authorized shares, each share having a par value of $0.0001. The Preferred Stock shall be issued in such series as may be designated from time to time by, and the rights, privileges, preferences and limitations of each series so designated shall be specified by the board of directors, filed with the Secretary of State from time to time in a Certificate of Designation of the Powers, Limitations and Relative Rights (or similar instrument) covering all such series. Unless specifically stated to the contrary in such certificate, each Certificate of Designation of the Powers, Limitations and Relative Rights (or similar instrument) shall supersede the previously filed instrument in its entirety.

3.2 Residual Rights of the Common Stock. Except to the extent specific rights, privileges, preferences and limitations are specifically granted to shares of one or more series of Preferred Stock by this Article III or by the board of directors exercising the authority granted by this Article III, all rights and privileges of the equity ownership of the Corporation shall be vested in the outstanding shares of Common Stock.

                                   ARTICLE IV.

         The address of the initial registered office of the Corporation is 1300 S.W. Fifth Avenue, Suite 2300, Portland, Oregon 97201, and the name of its initial registered agent at such address is DWT Oregon

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Corp. Any notices required by the Oregon Business Corporation Act to be sent to the Corporation may be sent to the registered agent at the above address until the principal office of the Corporation has been designated in an annual report.

                                   ARTICLE V.

5.1      Indemnity.

                  (a) The Corporation shall indemnify, to the fullest extent provided in the Oregon Business Corporation Act, any director or officer who was or is a party or is threatened to be made a party to any proceeding by reason of or arising from the fact that he is or was a director or officer of the Corporation. The determination and authorization of indemnification shall be made as provided in the Oregon Business Corporation Act.

                  (b) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding as provided in the Oregon Business Corporation Act.

                  (c) The indemnification referred to in the various sections of this Article shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the shareholders or board of directors or otherwise.

5.2 Limitation of Liability. The liability of the directors of the Corporation for monetary damages for conduct as a director shall be eliminated to the fullest extent permissible under the Oregon Business Corporation Act, except that this provision shall not eliminate or limit the liability of a director for:

                  (a) Any breach of the director's duty of loyalty to the Corporation or its stockholders;

                  (b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  (c) Any unlawful distribution under ORS 60.367; or

                  (d) Any transaction from which the director derives an improper personal benefit.

         I, the undersigned president, declare under penalty of perjury that I have examined the foregoing and to the best of my knowledge and belief, it is true, correct and complete.



         Effective the _____ day of August, 2000.


                                                  ---------------------------
                                                  Michael P. Vahl, President